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                                                                 EXHIBIT 11.1

                       AMERICAN COIN MERCHANDISING, INC.

                       COMPUTATION OF PER SHARE EARNINGS


                                        Three
                                     Months Ended
                                    March 31, 1996
                                    --------------
PRIMARY EARNINGS PER SHARE:

NET INCOME ........................   $  503,000
                                      ----------

COMMON SHARES OUTSTANDING .........    5,081,608

EFFECT OF SHARES ISSUABLE UNDER
  STOCK OPTIONS USING THE
  TREASURY STOCK METHOD ...........      366,941
                                      ----------

SHARES USED IN COMPUTING
  EARNINGS PER SHARE ..............    5,448,549
                                      ==========

EARNINGS PER COMMON SHARE .........   $     0.09
                                      ==========



(a) Net income per share for the three months ended March 31, 1995 has been omitted because through August 31, 1995 the Combined Companies were not a single entity with its own capital structure.